Exhibit 3.1.2

BRANDYWINE REALTY TRUST

ARTICLES SUPPLEMENTARY

Brandywine Realty Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Under a power contained in Article 6.3 of the Declaration of Trust of the Trust (the “Declaration”), the Board of Trustees of the Trust (the “Board of Trustees”), by duly adopted resolutions, reclassified and designated (i) 2,600,000 authorized but unissued shares of 7.50% Series C Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series C Shares”), (ii) 460,000 authorized but unissued shares of 7.375% Series D Cumulative Redeemable Preferred Shares, par value $0.01 per share (the “Series D Shares”), and (iii) 600,000 authorized but unissued shares of 6.90% Series E Cumulative Redeemable Preferred Shares, par value $0.01 per share  (the “Series E Shares” and, together with the Series C Shares and the Series D Shares, the “Reclassified Preferred Shares”), as preferred shares of beneficial interest, par value $0.01 per share (the “Preferred Shares”), without further classification or designation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of undesignated Preferred Shares as set forth in the Declaration.

SECOND:  The foregoing Reclassified Preferred Shares have been reclassified and designated by the Board of Trustees under the authority contained in the Declaration.

THIRD:  These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:  The undersigned officer of the Trust acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President, and attested to by its Secretary, on February 28, 2018.

ATTEST: /s/ Jennifer Matthews Rice Name:Jennifer Matthews Rice Title:Senior Vice President, General Counsel and Secretary	BRANDYWINE REALTY TRUST /s/ Gerard H. Sweeney Name:Gerard H. Sweeney Title:President and Chief Executive Officer